Exhibit 2.1

EXECUTION VERSION

PLAN OF Conversion

Converting

LQR HOUSE INC.

(a Nevada corporation)

into

LQR HOUSE INC.

(a Delaware corporation)

This Plan of Conversion (this “Plan”) is adopted as of March 2, 2026 for the conversion of LQR House Inc., a Nevada corporation (the “Converting Entity”), into LQR House Inc., a Delaware corporation (the “Converted Entity”) (the “Conversion”).

ARTICLE I

Conversion

1.01. The Conversion. The Converting Entity shall effect the Conversion into the Converted Entity in accordance with and subject to the terms of this Plan and pursuant to the terms and conditions of Section 92A.195 of the Nevada Revised Statutes (the “Nevada Statutes”) and Section 265 of the Delaware General Corporation Law (the “DGCL”). At the Effective Time (as defined in Section 1.03 hereof), the Converting Entity shall be converted into the Converted Entity, and the separate existence of the Converting Entity shall cease, all with the effect provided in the Nevada Statutes and the DGCL; including without limitation, that all of the rights, privileges and powers of the Converting Entity and all property, real, personal and mixed, and all debts due to the Converting Entity, as well as all other things and causes of action belonging to the Converting Entity and all liabilities and obligations of the Converting Entity shall be transferred to and vested in the Converted Entity, as the surviving entity, and shall thereafter be the property and obligations of the Converted Entity as they were of the Converting Entity prior to the Conversion, and no such assets or liabilities shall revert or be in any way impaired by reason of the Conversion.

1.02. Filings. As promptly as practicable following the adoption of this Plan by the Board of Directors (the “Board”) and the shareholders (the “Shareholders”) of the Converting Entity, the Converting Entity shall cause the Conversion to be effective by:

(a) executing and filing (or causing the execution and filing of) (i) an Articles of Conversion pursuant to Section 92A.195 of the Nevada Statutes with the Secretary of State of the State of Nevada and (ii) a Certificate of Conversion pursuant to Section 265 of the DGCL with the Secretary of State of the State of Delaware, each in a form reasonably acceptable to any officer of the Converting Entity ((i) and (ii), collectively, the “Certificates of Conversion”); and

(b) executing, acknowledging and filing (or causing the execution, acknowledgment and filing of) a Certificate of Incorporation of the Corporation substantially in the form of Exhibit A attached hereto (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

1.03. Effectiveness. The Conversion shall have become effective immediately upon the filing of the Certificates of Conversion and the Certificate of Incorporation (the “Effective Time”). As of the Effective Time, the Converted Entity will be governed by the terms and conditions of the Certificate of Incorporation and the Bylaws of the Converted Entity substantially in the form of Exhibit B attached hereto, each as amended from time to time, and the DGCL.

1.04. Approval of Conversion. In accordance with law, the Conversion and the Plan have been approved by the Board and a majority of the Shareholders. The members of the Board and the majority of the Shareholders have waived any and all notice requirements required by applicable law in connection with the Conversion.

1.05. Further Assurances. If at any time the Converting Entity, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Converted Entity its rights, title or interest in, to or under any of the rights, properties or assets of the Converting Entity acquired or to be acquired by the Converted Entity as a result of, or in connection with, the Conversion, or (b) otherwise carry out the purposes of this Plan, the Converting Entity and its proper officers and the Board shall be deemed to have granted to the Converted Entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Converted Entity and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Converted Entity are fully authorized in the name of the Converting Entity or otherwise to take any and all such actions.

1.06. Tax Treatment. It is the desire and intent of the Converting Entity and its Board and Shareholders that the Conversion will be a tax free contribution of all the assets and liabilities from the Converting Entity to the Converted Entity in exchange for stock in the Converted Entity under Section 351 of the Internal Revenue Code of 1986, as amended (the “IRC”), and that the Converting Entity will distribute tax free, in liquidation of the Converting Entity, the stock of the Converted Entity to the Shareholders of the Converting Entity under IRC §731, and will not be considered a taxable sale or exchange under IRC §708. To the greatest extent practicable, all provisions of this Plan shall be interpreted in a manner consistent with this intent.

ARTICLE II

Securities

2.01. Conversion of Securities.

(a) Effect on Common Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each share of Common Stock, $0.0001 par value per share, of the Converting Entity (“Converting Entity Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and non-assessable share of Common Stock, $0.0001 par value per share, of the Converted Entity (“Converted Entity Common Stock”). No fractional shares shall be issued in connection with the Conversion.

(b) Effect on Outstanding Stock Options. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each option to acquire shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option to acquire, upon the same terms and conditions (including the vesting schedule and exercise price per share applicable to each such option) as were in effect immediately prior to the Effective Time, the same number of shares of Converted Entity Common Stock.

(c) Effect of Conversion on Outstanding Warrants or Other Rights. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each warrant or other right to acquire shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, the same number of shares of Converted Entity Common Stock.

(d) Effect of Conversion on Shares of Restricted Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each restricted share or restricted stock unit of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall con-vert into an equivalent restricted share or restricted stock units of Converted Entity Common Stock with the same terms and conditions (including the vesting schedule applicable to each such share) as were in effect immediately prior to the Effective Time.

ARTICLE III

Miscellaneous

3.01. Termination. This Plan may be terminated and the Conversion contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Shareholders if it is determined that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interests of the Converting Entity or the Shareholders. In the event of such termination and abandonment, this Plan shall become void and neither the Converting Entity nor its equity holders, officers or directors shall have any liability or rights with respect to such termination and abandonment.

3.02. Amendment. This Plan may be supplemented, amended or modified by consent of the Shareholders. No amendment of any provision hereof shall be valid unless the same shall be in writing and approved by the Shareholders in accordance with this Section 3.02.

3.03. Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

3.04. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

3.05. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

3.06. Entire Agreement. This Plan, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Converting Entity and the Converted Entity, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned authorized person has caused this Plan of Conversion to be executed as of the date first set forth above.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

Exhibit A

Certificate of Incorporation

(See Attached)

Exhibit B

Bylaws

(See Attached)